Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
May 21, 2002	Nasdaq NM-ACTT

ACT TELECONFERENCING ANNOUNCES $5 MILLION FINANCING

DENVER—ACT Teleconferencing, Inc. (Nasdaq NM-ACTT), a leading independent worldwide provider of audio, video, and web-based conferencing products and services, today announced it has completed the sale of $5 million in 6.5% Series C Convertible Preferred stock.

The purpose of the financing is to provide the Company with flexibility in anticipation of significant continued volume growth in the second half of the year, as well as to enable the Company to selectively pay down certain high-cost debt.

The preferred stockholders may convert their shares into ACT common stock at a fixed price of $5.00 per share. To the extent not converted, the stock is subject to mandatory monthly redemption of approximately $333,000 commencing on August 18, 2002. ACT may make redemption payments in cash or by delivering shares of common stock based on a 10% discount to the market price of the stock at that time.

ACT also issued to the investors warrants to purchase 230,000 shares of common stock at a price of $5.00 per share, which are exercisable through May 17, 2007. Warrants are callable if common stock trades for 20 days at $10.00.

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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CONTACTS:

ACT Teleconferencing, Inc.	Pfeiffer High Public Relations, Inc
Liza Kaiser, IR/Corporate Communications Manager	Jay Pfeiffer or KC Ingraham
Ph: 303/235-9000	Ph: 303/393-7044
E-mail: lkaiser@corp.acttel.com	E-mail: jay @ pfeifferhigh.com

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